UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2019

Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36350 (Commission File Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Not Applicable

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On March 6, 2019, the Board of Directors (the "Board") of Q2 Holdings, Inc. (the “Company”) appointed Odus E. Wittenburg, Jr., previously President of the Company, as Executive Vice President, Customer Experience, and in connection therewith appointed Matthew P. Flake as President in addition to his role as Chief Executive Officer.

(e)
On March 6, 2019, the Compensation Committee (the "Committee") of the Board approved the 2019 Bonus Plan (the "2019 Bonus Plan") to be effective for the fiscal year ending December 31, 2019 for Mr. Wittenburg. The 2019 Bonus Plan provides for the payment of a cash bonus based upon achievement of established performance measures and a payout formula determined by the Committee. To the extent earned, Mr. Wittenburg's bonus under the 2019 Bonus Plan will be paid in a single annual payout following completion of the 2019 fiscal year.
The 2019 Bonus Plan provides for the bonus amounts to be determined based on the following metrics:

Weighting of Performance Measure as % of Potential Bonus Payment
Adjusted EBITDA as a Percentage of Revenue	Bookings
30%	70%

The adjusted EBITDA as a percentage of revenue performance measure ("EBITDA performance measure") consists of the ratio determined by dividing the Company's adjusted EBITDA by the Company's revenue calculated in accordance with generally accepted accounting principles. To determine adjusted EBITDA, the Company adjusts net loss for such things as interest, taxes, depreciation and amortization, stock-based compensation, acquisition-related costs, amortization of technology and intangibles, and unoccupied lease charges. The bookings performance measure consists of monthly recurring bookings revenue based on committed or contracted levels in our North American customer agreements, with an exclusion for one-time services. The 2019 Bonus Plan provides that the EBITDA and booking performance measures are to be measured against adjusted EBITDA and bookings performance measure targets based on the 2019 annual budget approved by the Company's board of directors.

Potential payout under the 2019 Bonus Plan with respect to the EBITDA performance measure is to be based on performance within a range of target performance. No incentive payment may be earned for performance below the target minimum and the maximum bonus may be earned for performance at or above the target maximum. The range and target for the EBITDA performance measure are set forth in the following table:

Achievement Level	Percentage of EBITDA Performance Measure Attained	Corresponding Weighted Potential Payout Percentage Per Performance Measure
Minimum	90%	50%
At target	100%	100%
Maximum	120%	150%

Potential payout under the 2019 Bonus Plan with respect to the bookings performance measure is to be based on performance within a range of target performance. No incentive payment may be earned for performance below the target minimum and a target bonus payment may be earned for performance at the target achievement level. The range and target for the bookings performance measure are set forth in the following table:

Achievement Level	Percentage of Bookings Performance Measure Attained	Corresponding Weighted Potential Payout Percentage Per Performance Measure
Minimum	75%	75%
At target	100%	100%

Under the 2019 Bonus Plan, Mr. Wittenburg is also eligible for an additional payout for performance above the target bookings performance measure ("Accelerator Payout"). In order to be eligible for the Accelerator Payout, the Company must achieve a target controllable churn performance measure for the year ending December 31, 2019. In the event that the Company achieves the target controllable churn performance measure, then Mr. Wittenburg will be entitled to an additional Accelerator Payout equal to an additional 1.25% of his target payout under the bookings performance measure for each basis point by which actual bookings exceeds the target bookings performance measure.

The controllable churn performance measure consists of the amount of any monthly recurring revenue losses due to controllable customer cancellations and downgrades, net of upgrades and additions of new solutions, during a year, divided by the Company's monthly recurring revenue at the beginning of the year. In determining controllable churn, the Company excludes from the calculation customer cancellations and downgrades resulting from certain events beyond the Company's control, including industry consolidation affecting the Company's clients. Cancellations refer to customers that have either stopped using the Company's services completely or remained a customer but terminated a particular service. Downgrades are a result of customers taking less of a particular service or renewing their contract for identical services at a lower price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

March 12, 2019	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer